Exhibit 23

CROGHAN BANCSHARES, INC.

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

Croghan Bancshares, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-173034) pertaining to the Croghan Bancshares, Inc. Amended and Restated 2002 Stock Option and Incentive Plan on Form S-8 and Registration Statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated March 29, 2012, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report is incorporated by reference in the December 31, 2011 annual report on Form 10-K of Croghan Bancshares, Inc.

/s/    CLIFTONLARSONALLEN LLP

Toledo, Ohio

March 29, 2012

41